Exhibit 99.1

EARNINGS RELEASE PR Contact: Laurie Schalow (949) 524-4035 MediaRelations@chipotle.com
CHIPOTLE RAISES FULL YEAR COMPARABLE SALES GUIDANCE ON STRONG Q2 MOMENTUM
"RECIPE FOR GROWTH" STRATEGY YIELDS COMPARABLE RESTAURANT SALES OF 2.2% ON SECOND CONSECUTIVE QUARTER OF IMPROVING TRANSACTION COMP

NEWPORT BEACH, Calif. – July 29, 2026 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2026.
Second quarter highlights, year over year:
•Total revenue increased 9.3% to $3.3 billion
•Comparable restaurant sales increased 2.2%
•Operating margin was 15.7%, a decrease from 18.2%
•Restaurant level operating margin1 was 25.2%, a decrease from 27.4%
•Diluted earnings per share remained flat at $0.32
•Adjusted diluted earnings per share1 remained flat at $0.33
•Opened 100 company-owned restaurants, with 80 locations including a Chipotlane. We also opened one international partner-operated restaurant.
“Our positive results reflect the momentum we're building as our Recipe for Growth strategy continues to take shape,” said Scott Boatwright, Chief Executive Officer, Chipotle. “We're seeing encouraging progress because we're focused on the right growth drivers—bringing meaningful menu innovation to our guests, deepening engagement through Chipotle Rewards, elevating hospitality in every restaurant, and expanding opportunities to serve more group occasions. These efforts are building a stronger business and reinforcing our confidence in Chipotle's ability to deliver sustainable long-term growth and shareholder value.”
Results for the three months ended June 30, 2026:
Total revenue in the second quarter of 2026 was $3.3 billion, an increase of 9.3% compared to the second quarter of 2025. The increase was driven by new restaurant openings and, to a lesser extent, comparable restaurant sales. Comparable restaurant sales increased 2.2%, consisting of a 1.2% increase in average check and a 1.0% increase in transactions. Digital sales represented 38.3% of total food and beverage revenue for the three months ended June 30, 2026, an increase from 35.5% for the three months ended June 30, 2025.
During the second quarter we opened 100 company-owned restaurants, of which 80 included a Chipotlane, and one international partner-operated restaurant. Chipotlanes continue to perform well and are helping enhance guest access and convenience, as well as increase new restaurant sales, margins and returns.
Food, beverage and packaging costs in the second quarter of 2026 were 29.7% of total revenue, an increase from 28.9% in the second quarter of 2025. The increase was driven by inflation, primarily from beef and freight, and higher protein and produce usage. These increases were partially offset by the benefit of menu price increases and lower avocado and dairy costs.
Labor costs in the second quarter of 2026 were 25.0% of total revenue, an increase from 24.7% in the second quarter of 2025. The increase was primarily driven by higher employee compensation, including wage inflation and performance-based bonuses, and additional restaurant labor supporting operational execution, including hospitality initiatives. These headwinds were partially offset by the benefit from menu price increases.
1Restaurant level operating margin, adjusted diluted earnings per share, adjusted net income, adjusted general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

General and administrative expenses for the second quarter of 2026 were $190.5 million, compared to $172.2 million in the second quarter of 2025. The increase was driven by legal reserves, performance bonuses, wages, and restructuring costs, partially offset by lower stock-based compensation. Adjusted general and administrative expenses1 for the second quarter of 2026 were $176.2 million, compared to $159.9 million in the second quarter of 2025.
The effective income tax rate for the second quarter of 2026 was 24.3%, a decrease from 24.5% in the second quarter of 2025. The decrease was primarily due to an increase in U.S. federal income tax credits, partially offset by lower tax benefits from stock option exercises and equity vesting.
Net income for the second quarter of 2026 was $403.5 million, or $0.32 per diluted share, compared to $436.1 million, or $0.32 per diluted share, in the second quarter of 2025. Adjusted net income1 for the second quarter of 2026 was $418.9 million, or $0.33 per adjusted diluted share, compared to $450.4 million, or $0.33 per adjusted diluted share, in the second quarter of 2025.
During the second quarter of 2026 we repurchased $630.7 million of stock at an average price per share of $32.55. As of June 30, 2026, $1.7 billion remained available under share repurchase authorizations from our Board of Directors, including an additional $1.3 billion in authorizations approved by our Board of Directors on June 11, 2026. The repurchase authorization may be modified, suspended or discontinued at any time.
More information will be available in our Quarterly Report on Form 10-Q, which will be filed with the SEC in accordance with applicable rules.
Outlook
For 2026, management is anticipating the following:
•Full year comparable restaurant sales growth in the low single digit range
•350 to 370 new restaurant openings, which includes 10 to 15 international partner-operated restaurants. Around 80% of new company-owned restaurants will have a Chipotlane
•An estimated underlying full year effective tax rate between 24% and 26% before discrete items
Definitions
The following definitions apply to these terms as used throughout this release:
•Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period total revenue or transactions for company-owned restaurants in operation for at least 13 full calendar months.
•Average restaurant sales refers to the average trailing 12-month food and beverage revenue for company-owned restaurants in operation for at least 12 full calendar months.
•Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.
•Digital sales represent food and beverage revenue for company-owned restaurants generated through the Chipotle website, Chipotle app or third-party delivery aggregators. Digital sales include revenue deferrals associated with Chipotle Rewards.
•Partner-operated restaurants represent Chipotle restaurants over which Chipotle does not have a controlling financial interest and for which Chipotle does not directly manage day-to-day operations. This includes restaurants operated by third parties pursuant to license or franchise agreements and restaurants in which Chipotle holds a minority, non‑controlling ownership interest.
1Restaurant level operating margin, adjusted diluted earnings per share, adjusted net income, adjusted general and administrative expenses, and non-GAAP effective income tax rate are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

Conference Call Details and Supplemental Slides
Chipotle will host a conference call on Wednesday, July 29, 2026, at 4:30 PM Eastern time to discuss second quarter 2026 financial results and provide a business update for the third quarter to date. In connection with the call, supplemental slides for the call will be available on the company's website at ir.chipotle.com/presentations.
The conference call can be accessed live over the phone by dialing 1-888-317-6003 or, for international callers, by dialing 1-412-317-6061 and entering code: 3937444. The call will be webcast live on the company's website at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.
About Chipotle
Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. There are over 4,200 restaurants as of June 30, 2026, in the United States, Canada, the United Kingdom, France, Germany, and the Middle East and it is the only restaurant company of its size that owns and operates all its restaurants in the United States, Canada and Europe. With nearly 140,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements
Certain statements in this press release, in the July 29, 2026, conference call and in the supplemental slides for the call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements under “Outlook,” and about our anticipated full year 2026 comparable restaurant sales growth, the number of new company-owned and international partner-operated restaurant openings in 2026, expected number of restaurants with Chipotlanes, and estimated underlying effective 2026 full year tax rate, as well as statements about the expected success of our “Recipe for Growth” strategy, our future food, beverage, packaging, labor, general and administrative and other costs, future estimated tax rates and future long-term prospects. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, “confident”, “assuming”, “expect”, “intend”, “project”, “target”, “goal” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and speak only as of the date they are made. We assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: wage inflation and state or local regulations mandating higher minimum wages; the competitive labor market, which impacts our ability to attract and retain qualified employees; the impact of any union organizing efforts and our responses to such efforts; increases in ingredient and other operating costs due to inflation, global conflicts, severe weather, our Food with Integrity philosophy, tariffs, or trade restrictions; intermittent supply shortages relating to our Food with Integrity philosophy, rapid expansion, limited time offerings, and supply chain disruptions; risks and impacts of food safety incidents and food-borne illnesses; our reliance on certain information technology systems and potential material failures, interruptions, or outages; risks that our investments in new technology and technological innovations may not generate returns; privacy and cybersecurity risks, including breaches, unauthorized access, theft, modification, destruction, or ransom of guest or employee personal or confidential information stored on our network or the network of third party providers; the impact of competition, including from sources outside the restaurant industry; the impact of government laws and regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the costs and availability of suitable new restaurant sites, construction materials, and contractors and restaurant equipment; the expected costs and risks related to our international expansion, including through partner-operated restaurants in the Middle East, Asia, and Mexico; our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in guests' perceptions of our brand, including as a result of negative publicity or social media posts and decreased consumer spending or restaurant visits, or the inability to increase menu prices or realize the benefits of menu price increases; failure to meet market expectations for our financial performance or any announced guidance and the impact thereof; the potential impact of activist shareholder actions or tactics; failure to attract or retain key executive talent; the impact of our brand, marketing, promotional, advertising, and pricing strategies, digital platform and menu innovations; our reliance on third party delivery services and the information technology infrastructure; and enforcement and litigation risks, including possible governmental actions and potential litigation related to food safety incidents, cybersecurity incidents, employment or privacy laws, advertising claims, contract disputes, or other matters. In addition, many of the foregoing risks and uncertainties are, or could be, exacerbated by any worsening of the global business and macroeconomic environment. These statements also are subject to other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,
	2026		2025
Food and beverage revenue	$3,332,792	99.5%	$3,047,754	99.5%
Delivery service revenue	15,770	0.5	15,639	0.5
Total revenue	3,348,562	100.0	3,063,393	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	993,573	29.7	885,989	28.9
Labor	836,450	25.0	756,261	24.7
Occupancy	174,210	5.2	154,250	5.0
Other operating costs	499,764	14.9	428,663	14.0
General and administrative expenses	190,471	5.7	172,151	5.6
Depreciation and amortization	98,327	2.9	90,945	3.0
Pre-opening costs	16,364	0.5	10,610	0.3
Impairment, closure costs, and asset disposals	13,808	0.4	5,467	0.2
Total operating expenses	2,822,967	84.3	2,504,336	81.8
Income from operations	525,595	15.7	559,057	18.2
Interest and other income, net	7,677	0.2	18,355	0.6
Income before income taxes	533,272	15.9	577,412	18.8
Provision for income taxes	129,725	3.9	141,285	4.6
Net income	$403,547	12.1%	$436,127	14.2%
Earnings per share:
Basic	$0.32		$0.32
Diluted	$0.32		$0.32
Weighted-average common shares outstanding:
Basic	1,277,363		1,344,955
Diluted	1,279,064		1,350,236

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Six months ended June 30,
	2026		2025
Food and beverage revenue	$6,405,522	99.5%	$5,907,585	99.5%
Delivery service revenue	31,282	0.5	31,061	0.5
Total revenue	6,436,804	100.0	5,938,646	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,906,919	29.6	1,724,392	29.0
Labor	1,641,861	25.5	1,474,487	24.8
Occupancy	344,091	5.3	304,091	5.1
Other operating costs	980,407	15.2	843,824	14.2
General and administrative expenses	394,191	6.1	344,934	5.8
Depreciation and amortization	195,045	3.0	178,156	3.0
Pre-opening costs	28,005	0.4	18,820	0.3
Impairment, closure costs, and asset disposals	23,627	0.4	11,635	0.2
Total operating expenses	5,514,146	85.7	4,900,339	82.5
Income from operations	922,658	14.3	1,038,307	17.5
Interest and other income, net	16,419	0.3	40,608	0.7
Income before income taxes	939,077	14.6	1,078,915	18.2
Provision for income taxes	232,706	3.6	256,189	4.3
Net income	$706,371	11.0%	$822,726	13.9%
Earnings per share:
Basic	$0.55		$0.61
Diluted	$0.55		$0.61
Weighted-average common shares outstanding:
Basic	1,287,792		1,349,737
Diluted	1,290,462		1,355,478

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$228,199	$350,545
Accounts receivable, net	100,307	156,466
Inventory	46,622	49,508
Prepaid expenses and other current assets	115,953	120,450
Income tax receivable	-	91,393
Investments	449,658	698,591
Total current assets	940,739	1,466,953
Leasehold improvements, property and equipment, net	2,866,970	2,679,361
Long-term investments	97,079	197,123
Restricted cash	35,554	35,364
Operating lease assets	4,768,273	4,463,010
Other assets	134,031	130,781
Goodwill	21,939	21,939
Total assets	$8,864,585	$8,994,531
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$255,125	$212,813
Accrued payroll and benefits	284,595	250,126
Accrued liabilities	219,020	182,448
Unearned revenue	218,795	240,375
Current operating lease liabilities	317,002	302,380
Income tax payable	20,543	-
Total current liabilities	1,315,080	1,188,142
Long-term operating lease liabilities	5,102,194	4,773,434
Deferred income tax liabilities	163,473	125,674
Other liabilities	84,047	76,674
Total liabilities	6,664,794	6,163,924
Shareholders' equity:
Common stock, $0.01 par value, 11,500,000 shares authorized, 1,267,838 and 1,304,360 shares issued as of June 30, 2026 and December 31, 2025, respectively	12,678	13,044
Additional paid-in capital	2,263,510	2,204,944
Accumulated other comprehensive loss	(9,233)	(7,289)
Retained earnings/(accumulated deficit)	(67,164)	619,908
Total shareholders' equity	2,199,791	2,830,607
Total liabilities and shareholders' equity	$8,864,585	$8,994,531

CHIPOTLE MEXICAN GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended June 30,
	2026	2025
Operating activities
Net income	$706,371	$822,726
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	195,045	178,156
Deferred income tax provision	37,805	(9,890)
Impairment, closure costs, and asset disposals	22,981	11,056
Provision for credit losses	(335)	(1,247)
Stock-based compensation expense	54,518	75,150
Other	906	7,622
Changes in operating assets and liabilities:
Accounts receivable	54,640	39,946
Inventory	2,773	8,493
Prepaid expenses and other current assets	(1,809)	(3,606)
Operating lease assets	164,061	150,957
Other assets	3,354	(362)
Accounts payable	37,130	12,360
Accrued payroll and benefits	36,433	(24,689)
Accrued liabilities	45,300	2,126
Unearned revenue	(12,652)	(25,555)
Income tax payable/receivable	111,882	(13,433)
Operating lease liabilities	(127,943)	(113,450)
Other long-term liabilities	1,543	2,042
Net cash provided by operating activities	1,332,003	1,118,402
Investing activities
Purchases of leasehold improvements, property and equipment	(397,601)	(305,395)
Purchases of investments	(5,520)	(6,500)
Maturities of investments	349,766	319,962
Net cash (used in)/provided by investing activities	(53,355)	8,067
Financing activities
Repurchase of common stock	(1,354,905)	(997,055)
Tax withholding on stock-based compensation awards	(49,397)	(33,319)
Other financing activities	2,798	1,540
Net cash used in financing activities	(1,401,504)	(1,028,834)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	700	(786)
Net change in cash, cash equivalents, and restricted cash	(122,156)	96,849
Cash, cash equivalents, and restricted cash at beginning of period	385,909	778,379
Cash, cash equivalents, and restricted cash at end of period	$263,753	$875,228
Supplemental disclosures of cash flow information
Income taxes paid(1)	$82,670	$279,327
Purchases of leasehold improvements, property and equipment accrued in accounts payable and accrued liabilities	$97,015	$75,585
Repurchase of common stock accrued in accounts payable and accrued liabilities	$12,487	$9,016
(1) Included in the income taxes paid amount is $93,000 related to the purchase of federal transferable energy credits for the 2026 tax year.

CHIPOTLE MEXICAN GRILL, INC.
SUPPLEMENTAL FINANCIAL AND OTHER DATA
(dollars in thousands)
(unaudited)
The following table details company-owned restaurant unit data for the periods indicated:

	For the three months ended
	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025
Opened	100	49	132	84	61
Permanent closures	(3)	(1)	(5)	(4)	(2)
Relocations	(1)	-	(1)	(3)	(1)
Total	4,186	4,090	4,042	3,916	3,839
Average restaurant sales	$3,102	$3,094	$3,104	$3,132	$3,142
Comparable restaurant sales increase/(decrease)	2.2%	0.5%	(2.5%)	0.3%	(4.0%)
The following table details partner-operated restaurant unit data for the periods indicated:

	For the three months ended
	Jun. 30, 2026	Mar. 31, 2026	Dec. 31, 2025	Sep. 30, 2025	Jun. 30, 2025
Opened	1	-	7	2	-
Total	15	14	14	7	5

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Below are definitions of the non-GAAP financial measures in this release. The following tables provide a reconciliation of non-GAAP financial measures presented in this release to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Adjusted net income is net income excluding restaurant asset impairment, corporate asset impairment and gains, restructuring expenses, certain legal proceedings, stock-based compensation retention and loss on investments.
Adjusted diluted earnings per share is calculated by dividing adjusted net income by the diluted weighted-average number of common shares outstanding.
Adjusted general and administrative expenses are general and administrative expenses excluding expenses related to restructuring, certain legal proceedings and stock-based compensation retention.
The adjusted effective income tax rate is the effective income tax rate adjusted to reflect the after-tax impact of non-GAAP adjustments.
Restaurant level operating margin is equal to the revenues generated by our restaurants less direct restaurant operating costs, which consist of food, beverage and packaging, labor, occupancy and other operating costs, expressed as a percent of total revenue. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other costs that are essential to conduct our business. Management uses restaurant level operating margin as a measure of restaurant performance. Management believes restaurant level operating margin is useful because it highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.
We present these non-GAAP measures to facilitate a meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as management, which uses these non-GAAP measures in evaluating our performance.
Our adjusted net income, adjusted diluted earnings per share, adjusted general and administrative expenses, adjusted effective income tax rate, and restaurant level operating margin measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Net Income and Adjusted Diluted Earnings per Share
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,
	2026	2025
Net income	$403,547	$436,127
Non-GAAP adjustments:
Impairment and exit costs:
Restaurant asset impairment(1)	3,933	-
Corporate asset impairment and other corporate (gains)/costs(2)	-	(1,484)
Corporate restructuring costs:
Recipe for Growth restructuring(3)	3,346	-
Legal proceedings-General and administrative(4)	10,000	-
Stock-based compensation(5)	925	12,213
Investment unrealized loss(6)	-	6,168
Total non-GAAP adjustments	18,204	16,897
Tax effect of non-GAAP adjustments above(7)	(2,845)	(2,619)
After tax impact of non-GAAP adjustments	15,359	14,278
Adjusted net income	$418,906	$450,405

Diluted weighted-average number of common shares outstanding	1,279,064	1,350,236
Diluted earnings per share	$0.32	$0.32
Adjusted diluted earnings per share	$0.33	$0.33
(1)Operating lease asset and leasehold improvements, property, plant and equipment impairment charges and other expenses for restaurants due to closures, relocations, or underperformance.
(2)Lease remeasurement gain for vacated office space.
(3)Cost related to restructuring, including employee severance, recruitment, other third-party restructuring costs, and stock-based compensation, net of forfeitures.
(4)Estimated liability recognized in general and administrative expenses on the condensed consolidated statements of income for legal matters that we expect to exceed typical costs for legal proceedings.
(5)Stock-based compensation for retention equity awards granted to certain executives in connection with the former CEO's departure.
(6)Charges for an unrealized loss in a long-term investment.
(7)Adjustments related to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted General and Administrative Expenses
(in thousands)
(unaudited)

	Three months ended June 30,
	2026	2025
General and administrative expenses	$190,471	$172,151
Non-GAAP adjustments:
Recipe for Growth restructuring(1)	(3,346)	-
Legal proceedings-General and administrative(2)	(10,000)	-
Stock-based compensation(3)	(925)	(12,213)
Total non-GAAP adjustments	(14,271)	(12,213)
Adjusted general and administrative expenses	$176,200	$159,938
(1)Cost related to restructuring, including employee severance, recruitment, other third-party restructuring costs, and stock-based compensation, net of forfeitures.
(2)Estimated liability recognized in general and administrative expenses on the condensed consolidated statements of income for legal matters that we expect to exceed typical costs for legal proceedings.
(3)Stock-based compensation for retention equity awards granted to certain executives in connection with the former CEO's departure.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted Effective Income Tax Rate
(unaudited)

	Three months ended June 30,
	2026	2025
Effective income tax rate	24.3%	24.5%
Tax impact of non-GAAP adjustments(1)	(0.3)	(0.3)
Adjusted effective income tax rate	24.0%	24.2%
(1)Adjustments related to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant jurisdictional tax rates.

CHIPOTLE MEXICAN GRILL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Restaurant Level Operating Margin
(in thousands)
(unaudited)

	Three months ended June 30,
	2026	Percent of total revenue	2025	Percent of total revenue
Income from operations	$525,595	15.7%	$559,057	18.2%
Non-GAAP Adjustments
General and administrative expenses	190,471	5.7	172,151	5.6
Depreciation and amortization	98,327	2.9	90,945	3.0
Pre-opening costs	16,364	0.5	10,610	0.3
Impairment, closure costs, and asset disposals	13,808	0.4	5,467	0.2
Total non-GAAP Adjustments	318,970	9.5	279,173	9.1
Restaurant level operating margin	$844,565	25.2%	$838,230	27.4%